Exhibit 10.1(7)

Execution Copy

AMENDMENT NO. 7
TO THE
UPS RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010

WHEREAS, United Parcel Service of America, Inc. (“UPS”) and its affiliated corporations established the UPS Retirement Plan (“Plan”) for the benefit of its employees, in order to provide benefits to those employees upon their retirement, disability, or death, effective as of September 1, 1961; and
WHEREAS, the Plan, as adopted and amended from time to time, was most recently amended and restated in its entirety, effective as of January 1, 2010; and
WHEREAS, the Plan was most recently amended by Amendment No. 6; and
WHEREAS, UPS desires to amend the Plan to expand eligibility for the special service rule for the Preretirement Survivor Annuity retroactively to January 1, 2012 in compliance with Treasury Regulation Section 1.401(a)(4)-11(g)(3).
NOW THEREFORE, pursuant to the authority vested in the Board of Directors by Section 7.1 of the Plan, the Plan is hereby amended, as follows:
1.    Effective January 1, 2012, Section 5.6(c), Special Rule for 25 Years of Service, is hereby amended, by deleting such Section in its entirety and replacing it with a new Section 5.6(c) to read as follows:

5.6(c)    Special Years of Service Rules. Notwithstanding the foregoing, if a Participant (other than a UPS Freight Participant) with at least one Hour of Service as an Employee on or after January 1, 1992 dies before January 1, 2012 and before attaining his Early Retirement Date while actively employed by an Employer Company after having earned at least 25 Years of Service, the Qualified Joint and Survivor Annuity or the Joint and 50% Survivor Annuity used as the basis for calculating the amount of the Preretirement Survivor Annuity shall be determined by using the early commencement reduction factors that would have been applicable to such Participant with respect to Early Retirement Benefits had he survived to his Early Retirement Date.
Effective January 1, 2012, if a Participant (other than a UPS Freight Participant) with at least one Hour of Service as an Employee on or after January 1, 1992 dies on or after January 1, 2012 before attaining his Early Retirement Date while actively employed by an Employer Company (or while an LTD Participant or while eligible for a Disability Retirement Benefit) after having earned at least 10 Years of Service, the Qualified Joint and Survivor Annuity or the Joint and 50% Survivor Annuity used as the basis for calculating the amount of the Preretirement Survivor Annuity shall be determined by using the early commencement reduction factors that would have been applicable to such Participant with respect to Early Retirement Benefits had he survived to his Early Retirement Date.

2.    Except as amended by this Amendment No. 7, the Plan as in effect immediately prior to the date of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action by the Board of Directors on September 30, 2013 has caused this Amendment No. 7 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman